EXHIBIT 10.4

Cali Vibes D8 LLC

Limited Liability Company Joinder Agreement

THIS JOINDER AGREEMENT (the “Joinder’’) is executed as of June 3rd 2021 by

Cali Vibes D8 LLC (the Company), Hempacco Co., Inc. (the “Member”) and BX2SD Hospitality, LLC (Assignee Member) and is effective as of the date hereof.

WHEREAS, BX2SD Hospitality, LLC has joined as an Assignee Member (“Assignee Member’’) of Cali Vibes 08 LLC (“The Company’’) pursuant to the Operating Agreement of the Company dated April 19, 2021

WHEREAS, Assignee Member currently holds a 25% interest in the distribution of the Company’s profits and losses. Assignee Member acknowledges that this Joinder agreement confers no additional interest in the Company distributions over and above that currently held.

WHEREAS, Assignee Member will have 12 months from the date of this agreement to exercise an option to purchase a 25% full membership interest in the Capital and Voting rights of the Company from the Member.

WHEREAS, Hempacco Co., Inc has agreed to assign a 25% full membership interest in its Capital Contribution and Voting rights to the Assignee Member upon satisfaction of the following terms:

a) Payment of $7,500.00 (Seven Thousand Five Hundred Dollars) to Hempacco Co., Inc.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which hereby is acknowledged, the parties to this Joinder hereby agree as follows:

Joinder. Assignee Member hereby agrees that upon execution of this Joinder, it shall have 12 months to decide whether or not to exercise this option by making the $7,500 payment to Hempacco in order to become a full member of the Company. Assignee Member shall then be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Operating Agreement of the Company.

Exercise procedures. The Assignee Member or the Assignee Member’s representative may exercise this option by: (i) signing and delivering written notice to the Company at 9925 Airway Road, San Diego, California 92154 specifying the election to exercise this option and delivering payment, in cash or cash equivalent for the full amount of the purchase price. In the event that this option is being exercised by the representative of the Assignee Member, the notice shall be accompanied by proof (satisfactory to the company) of the representative’s right to exercise this option.

Entire Agreement. This Joinder and the LLC Operating Agreement, constitute the full and entire agreement of the Members with respect to the subject matter hereof. This Joinder and LLC Operating Agreement supersede all prior agreements and under standings among the Joined Party with respect to the subject matter hereof and thereof.

Severability. The provisions of this Joinder shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remainder of this Joinder or any invalid clause of any invalid port ion.

Counterparts. This Joinder may be executed in multiple counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Conflicts. In the event of any inconsistency or conflict between the terms of the LLC Operating Agreement and this Joinder, the terms of this Joinder shall govern and be binding.

Governing State. This Joinder and all claims arising out of or based upon this Joinder or relating to the subject matter hereof shall be governed by and construed in accordance with laws of the State of California.

IN WITNESS W HEREOF. The undersigned has caused this Joinder Agreement to be duly executed as of the date first written above.

Cali Vibes D8 LLC

By	/s/ Vlad Zatulusky	Date 6/3/21
Vlad Zatulusky, its Managing Member

BX2SD Hospitality, LLC

By	/s/Louis Anthony Pelliccia	Date 6/3/21
Louis Anthony Pelliccia, its Managing Member

Hempacco Co., Inc.

By	/s/ Sandro Piancone	Date 6/3/21
Sandro Piancone, its President

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